Exhibit 99.1


QC Holdings, Inc. Reports $3 Million Increase in Second Quarter Income

       Revenues Surpass $51 Million on 28.6% Quarterly Increase

    Board Declares 10 Cent Dividend and Increases Stock Repurchase
                        Program by $10 million

    OVERLAND PARK, Kan.--(BUSINESS WIRE)--Aug. 2, 2007--QC Holdings, Inc. (NASDAQ: QCCO) today announced results for the three and six months ended June 30, 2007. Highlights for the quarter included
(compared to prior year's second quarter):

    --  a $3.0 million increase in net income to $3.3 million;

    -- $0.16 per diluted share versus $0.01 per diluted share in second quarter 2006;

    -- $0.18 per diluted share, exclusive of pre-tax costs and charges for eight Oregon branches the company will close due to changes in the payday loan law (see discussion below);

    --  a 28.6% increase in revenues to $51.2 million;

    -- a $5.9 million improvement in adjusted EBITDA, which is earnings before interest, taxes, depreciation, amortization and charges related to stock options and restricted stock awards (and pre-tax costs and charges for eight Oregon branches during second quarter 2007), to $8.3 million;

    -- a 10 cent dividend payable on August 31, 2007 to stockholders of record as of August 15, 2007.

    "We are pleased with second quarter results and the progress of our branches," said QC Chairman and Chief Executive Officer Don Early. "Our revenue growth exceeded our expectations and is indicative of our emphasis on driving our top-line totals and the strong customer demand for the payday loan product.

    "Our loan losses were higher than prior year's second quarter, but are within the acceptable range given the time of year," Early said. "Importantly, our net revenues grew more than 20% for the quarter. Further, we are benefiting from the maturation of our newer branches as we leverage the costs that are required to operate a typical branch."

    Highlights for the six months ended June 30, 2007 included
(compared to the prior year period):

    --  a $3.9 million increase in net income to $6.7 million;

    -- $0.33 per diluted share versus $0.13 per diluted share in prior year's period;

    -- $0.44 per diluted share, exclusive of pre-tax costs and charges for eight Oregon branches during second quarter 2007 and 39 branches in various states during first quarter 2007 (see discussion below);

    --  a 27.6% increase in revenues to $99.8 million;

    -- a $10.8 million improvement in adjusted EBITDA to $19.4 million.

    For the three and six months ended June 30, 2007, schedules reconciling adjustments to net income pursuant to generally accepted accounting principles (GAAP), and adjusted EBITDA to net income, are provided below.

    The results for the three and six months ended June 30, 2007 include approximately $517,000 ($311,000, or $0.02 per diluted share, after-tax) in costs and charges associated with the company's activities to close its eight Oregon branches due to changes in the payday loan laws that effectively preclude the product. The results for the six months ended June 30, 2007 also include approximately $3.0 million ($1.8 million, or $0.09 per diluted share, after-tax) in costs and charges associated with the closing of 39 branches during first quarter 2007, including $1.5 million for termination of operating leases and related occupancy costs, $1.5 million for the disposition of property and $40,000 for write-offs of deposits. QC believes that it is useful to management and investors to analyze results after adjusting for these items to provide a more comparable basis for evaluating QC's operating results and financial performance over time. Excluding these costs and charges, net income for the three and six months ended June 30, 2007 totaled $3.6 million, or $0.18 per diluted share, and $8.8 million, or $0.44 per diluted share, respectively.

    Second Quarter

    The $11.4 million improvement in revenues quarter-to-quarter resulted from higher payday loan volumes, which reflects increases in the number of branches, the number of customer transactions and average loan size. QC originated approximately $298.0 million of payday loans during second quarter 2007, which was an increase of 18.7% over the $251.0 million during second quarter 2006. The average loan (including fee) totaled $361.22 versus $360.41 during the three months ended June 30, 2006. Average fees per loan declined from $53.21 in second quarter 2006 to $51.94 in the current year quarter due to a decline in the overall fee rate as the company expands in states that have lower fee structures and due to legislative and regulatory changes affecting rates. These declines were partially offset by a higher average loan size.

    Revenues for comparable branches (defined as those branches that were open for all of the two periods being compared, which means the 15 months since March 31, 2006) increased 20%, or $7.7 million, to $46.2 million during the three months ended June 30, 2007. This increase is primarily attributable to the acceleration of revenues associated with the 2005 group of branches and to growth in the installment loan product in Illinois. Second quarter 2007 revenues also include approximately $4.3 million from branches added during the final nine months of 2006, including 50 South Carolina branches acquired in December 2006.

    Branch operating costs, exclusive of loan losses, increased $1.1 million to $22.3 million during the three months ended June 30, 2007. Branch-level salaries and benefits totaled $11.4 million in second quarter 2007 versus $10.9 million in second quarter 2006 due to a higher number of field personnel to operate newer branches. Occupancy, other branch expenses and depreciation increased in aggregate by $464,000, which reflects the rent costs associated with a higher number of branches, partially offset by improvements in various other costs.

    During the three months ended June 30, 2007, the company reported an increase in loan losses to $14.2 million compared to $9.4 million in the same 2006 period. The increase reflects a higher level of returned items and more challenging collections during the quarter. The loss ratio totaled 27.7% versus 23.6% in second quarter 2006. In 2006, the company's loss experience was very strong, reflecting implementation of additional loan origination-based procedures. While the current quarter experience is more typical of the seasonal lull in collections and increase in returned items, the higher loss ratio also reflects the company's focus on increasing revenue and the recent surge in gasoline prices. Comparable branches totaled $13.3 million in loan losses during the quarter, while branches opened during the last nine months of 2006 and in 2007 totaled approximately $2.1 million. These losses were partially offset by cash receipts through QC's corporate collections department, including the sale of older debt of approximately $850,000 during the quarter.

    QC's branch gross profit in second quarter 2007 was $14.8 million, a $5.6 million improvement over prior year's $9.2 million. Gross profit for comparable branches during second quarter 2007 increased $3.6 million to $13.7 million from $10.1 million in prior year, with the improvements resulting from stronger results in the majority of states. The branches added during the last nine months of 2006 generated gross profit of $613,000 as a result of the 50 acquired South Carolina branches. The aggregate of profits from the QC corporate collection department (including the sale of debt), partially offset by net losses associated with closed branches and newer branches, contributed approximately $500,000.

    Regional and corporate expenses declined to $8.2 million during the three months ended June 30, 2007 from $8.3 million in second quarter 2006. This decline reflects lower professional fees in the current year quarter due to approximately $600,000 in costs during second quarter 2006 associated with the company's evaluation of a potential acquisition. The reduction in professional fees was partially offset by higher equity award compensation and salaries associated with a 6% increase in home office and regional personnel quarter-to-quarter.

    The effective income tax rate during second quarter 2007 decreased to approximately 39.8% from 46.5% in prior year's second quarter due to the effects of permanent difference tax items on reduced prior year pretax income.

    "Our comparable branches experienced a terrific quarter, driving gross profit by more than 35% versus last year," noted QC President and Chief Operating Officer Darrin Andersen. "Our 2005 branches continued the positive momentum generated during the first quarter. With the branch closings behind us, we look forward to improving our profitable branches, while avoiding the distraction associated with poorly performing branches.

    "We are disappointed with the short-sighted regulations passed in Oregon that deny people the choice to use a payday loan instead of incurring overdraft and bounced check fees, late utility payment fees and credit card penalties," Andersen said. "Decisions such as these energize our industry to respond with greater vigor to our critics, with broader product alternatives for our customers and with better information for decision-makers."

    Six Months Ended June 30

    The company's revenues grew $21.6 million, or 27.6%, to $99.8 million during the six months ended June 30, 2007 versus 2006 as a result of increases in the number of branches, the number of customer transactions and average loan size.

    Revenues for comparable branches (defined as those branches that were open for all of the two periods being compared, which means the 18 months since December 31, 2005) increased 17.4%, or $13.1 million, to $88.3 million during the six months ended June 30, 2007 for the same reasons as noted in the quarterly discussion. Revenues from branches added during 2006, including the 50 acquired South Carolina branches, totaled $10.0 million for the six-month period.

    Branch operating costs, exclusive of loan losses, increased to $47.1 million from $42.1 million in prior year, primarily due to new branches. At comparable branches, operating expenses declined $223,000 period-to-period, indicative of attention to appropriate staffing levels and controlled miscellaneous costs. Comparable branches averaged approximately $12,800 per month in operating expenses during the first half of 2007.

    During the six months ended June 30, 2007, the company reported loan losses of $20.7 million compared to $14.6 million in the same 2006 period. The company's loss ratio was 20.7% during the six months ended June 30, 2007 versus 18.7% during the same 2006 period. Comparable branches totaled $19.4 million in loan losses during the first half of 2007 compared to $14.1 million in the prior year period. The less-favorable loss experience reflects a higher level of charge-offs and lower collection rate during 2007, partially offset by approximately $1.8 million received from the sale of older debt.

    Branch gross profit increased approximately $10.5 million from $21.5 million during the six months ended June 30, 2006 to $32.0 million in the current period. Exclusive of the costs and charges associated with the eight Oregon branches and the 39 closed branches during first quarter 2007, branch gross profit totaled $33.6 million for the six months ended June 30, 2007. Gross profit for comparable branches during the first six months of 2007 increased by $7.9 million, or 33.2%, to $31.7 million from $23.8 million in prior year. The branches added during 2006 reported a gross profit of $1.4 million. Gross losses from branches added during 2007, closed branches and unopened branches were substantially offset by proceeds received from the sale of older debt.

    Regional and corporate expenses increased to $17.6 million during the six months ended June 30, 2007 compared to $16.3 million in 2006 for the same reasons identified in the quarterly discussion above, and due to approximately $750,000 in advertising and public awareness expenditures during first quarter 2007.

    - DIVIDEND DECLARATION AND STOCK REPURCHASE PROGRAM-

    QC's Board of Directors declared a cash dividend of 10 cents per common share. The dividend is payable August 31, 2007, to stockholders of record as of August 15, 2007.

    The Board also increased the company's $30 million common stock repurchase program by $10 million, subject to amendment of the company's credit facility. The repurchase program, which expires on June 30, 2008, authorizes the company to buy $40 million of QC common stock, of which approximately $27.6 million has been repurchased to date.

    - BUSINESS OUTLOOK -

    "Our results from comparable branches have exceeded our first half expectations, primarily due to higher revenue," Early said. "With losses leveling in an acceptable range, this strong revenue growth produces meaningful bottom-line impact. Meanwhile, our field personnel and corporate groups have successfully managed operating expenses.

    "Since May 2005, we have returned nearly $32 million to shareholders through stock repurchases and dividends. We continue to believe this is an excellent use of capital, as evidenced by the Board's decision to increase the repurchase program and to pay another dividend in August.

    "As we continue through this seasonally more difficult loan loss period, our field personnel are challenged with managing losses, while maintaining focus on our revenue goals. We believe our efforts are working to achieve the optimal balance between revenue growth and reasonable losses. With this balance, and a flexible and strong balance sheet, we are poised to generate positive long-term shareholder value."

    QC will present its financial results for the three months and six months ended June 30, 2007 in a conference call on August 2, at 2:00 p.m. EDT. Stockholders and other interested parties are invited to listen online at www.qcholdings.com or dial 800-561-2813, passcode 88402876. The accompanying slides to the presentation will be available on the QC Web site prior to the conference call on August 2. A replay of the audio portion of the presentation will be available online until the close of business on September 2, 2007. The replay can also be accessed by telephone until August 9, 2007, at 888-286-8010, code 12377551.

    About QC Holdings, Inc.

    Headquartered in Overland Park, Kansas, QC Holdings, Inc. is a leading provider of payday loans in the United States, operating 599 branches in 25 states at June 30, 2007. With more than 23 years of operating experience in the retail consumer finance industry, the company entered the payday loan market in 1992 and, since 1998, has grown from 48 branches to 599 branches through a combination of de novo branches and acquisitions. During fiscal 2006, the company advanced approximately $1.1 billion to customers through payday loans and reported total revenues of $172.3 million.

    Forward-Looking Statement Disclaimer: This press release and the conference call referenced above contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company's current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, (2) litigation or regulatory action directed towards us or the payday loan industry, (3) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and the rate of revenue growth in branches, (4) negative media reports and public perception of the payday loan industry and the impact on federal and state legislatures and federal and state regulators, (5) changes in our key management personnel, (6) integration risks and costs associated with contemplated and completed acquisitions, and (7) the other risks detailed under Item 1A. "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release or the conference call referenced above to reflect future events or developments.


                          QC Holdings, Inc.
                  Consolidated Statements of Income
               (in thousands, except per share amounts)
                             (Unaudited)

                               Three Months Ended   Six Months Ended
                                    June 30,            June 30,
                               ------------------- -------------------
                                 2006      2007      2006      2007
                               --------- --------- --------- ---------
Revenues
  Payday loan fees              $35,713    $44,308  $69,400    $85,888
  Other                           4,054      6,936    8,799     13,875
                               --------- --------- --------- ---------
    Total revenues               39,767     51,244   78,199     99,763
                               --------- --------- --------- ---------
Branch expenses
  Salaries and benefits          10,856     11,433   21,568     23,310
  Provision for losses            9,380     14,205   14,623     20,680
  Occupancy                       5,463      6,139   11,001     14,055
  Depreciation and
   amortization                   1,230      1,209    2,491      2,436
  Other                           3,675      3,484    7,019      7,306
                               --------- --------- --------- ---------
    Total branch expenses        30,604     36,470   56,702     67,787
                               --------- --------- --------- ---------
Branch gross profit               9,163     14,774   21,497     31,976

Regional expenses                 3,043      3,230    6,116      6,236
Corporate expenses                5,272      4,977   10,147     11,392
Depreciation and amortization       332        553      638      1,049
Interest expense (income), net     (182)        55     (277)       170
Other expense, net                  145        531      193      2,073
                               --------- --------- --------- ---------
      Income before income
       taxes                        553      5,428    4,680     11,056
Provision for income taxes          257      2,159    1,891      4,405
                               --------- --------- --------- ---------
      Net income                   $296     $3,269   $2,789     $6,651
                               ========= ========= ========= =========

Earnings per share:
  Basic                           $0.01      $0.17    $0.14      $0.34

  Diluted                         $0.01      $0.16    $0.13      $0.33
Weighted average number of
 common shares outstanding:
  Basic                          20,278     19,461   20,378     19,500
  Diluted                        21,046     19,997   21,135     20,026


                       Non-GAAP Reconciliations
                  Consolidated Statements of Income
               (in thousands, except per share amounts)
                             (Unaudited)

The company analyzes historical results after adjusting for certain items. With respect to the results for the second quarter 2007, the company believes that excluding the various costs and charges associated with eight Oregon branches that will close during third quarter 2007 is useful to management and investors because it provides a more comparable basis for evaluating the company's operating results and financial performance over time. Internally, these adjusted results are used to evaluate the performance of the company.

                       Three Months Ended        Three Months Ended
                          June 30, 2006            June 30, 2007
                    ------------------------- ------------------------
                              Non-                     Non-
                              GAAP                     GAAP
                      GAAP   Adjust- Adjusted  GAAP   Adjust- Adjusted
                              ments                    ments
                               (a)                      (b)
                    -------- ------- -------- ------- ------- --------
Revenues
 Payday loan fees   $35,713       $- $35,713  $44,308     $-   $44,308
 Other                4,054        -   4,054    6,936      -     6,936
                    -------- ------- -------- ------- ------- --------
   Total revenues    39,767        -  39,767   51,244      -    51,244
                    -------- ------- -------- ------- ------- --------
Branch expenses
 Salaries and
  benefits           10,856        -  10,856   11,433    (31)   11,402
 Provision for
  losses              9,380        -   9,380   14,205      -    14,205
 Occupancy            5,463        -   5,463    6,139   (102)    6,037
 Depreciation and
  amortization        1,230        -   1,230    1,209      -     1,209
 Other                3,675        -   3,675    3,484    (11)    3,473
                    -------- ------- -------- ------- ------- --------
   Total branch
    expenses         30,604        -  30,604   36,470   (144)   36,326
                    -------- ------- -------- ------- ------- --------
Branch gross profit   9,163        -   9,163   14,774    144    14,918

Regional expenses     3,043        -   3,043    3,230      -     3,230
Corporate expenses    5,272        -   5,272    4,977      -     4,977
Depreciation and
 amortization           332        -     332      553      -       553
Interest expense
 (income), net         (182)       -    (182)      55      -        55
Other expense, net      145        -     145      531   (373)      158
                    -------- ------- -------- ------- ------- --------
    Income before
     income taxes       553        -     553    5,428    517     5,945
Provision for
 income taxes           257        -     257    2,159    206     2,365
                    -------- ------- -------- ------- ------- --------
    Net income         $296       $-    $296   $3,269   $311    $3,580
                    ======== ======= ======== ======= ======= ========

Earnings per share:
  Basic               $0.01       $-   $0.01    $0.17  $0.02     $0.19
  Diluted             $0.01       $-   $0.01    $0.16  $0.02     $0.18


    (a) There were no adjustments related to the operations during the three months ended June 30, 2006.

    (b) These adjustments reflect the elimination of the costs and charges for eight Oregon branches that QC will close during third quarter 2007 due to changes in payday laws that effectively preclude the company from offering payday loans, including $102,000 for termination of operating leases and related occupancy costs, $373,000 for the disposition of property and $42,000 for write-offs of deposits and severance to employees.


                       Non-GAAP Reconciliations
                  Consolidated Statements of Income
               (in thousands, except per share amounts)
                             (Unaudited)

The company analyzes historical results after adjusting for certain items. With respect to the results for the six months ended June 30, 2007, the company believes that excluding the various costs and charges associated with 39 branch closings during first quarter 2007 and eight Oregon branches that will close during third quarter 2007 is useful to management and investors because it provides a more comparable basis for evaluating the company's operating results and financial performance over time. Internally, these adjusted results are used to evaluate the performance of the company.

                        Six Months Ended          Six Months Ended
                          June 30, 2006            June 30, 2007
                    ------------------------- ------------------------
                              Non-                     Non-
                              GAAP                     GAAP
                      GAAP   Adjust- Adjusted  GAAP   Adjust- Adjusted
                              ments                    ments
                               (a)                      (b)
                    -------- ------- -------- ------- ------- --------
Revenues
 Payday loan fees   $69,400       $- $69,400  $85,888     $-   $85,888
 Other                8,799        -   8,799   13,875      -    13,875
                    -------- ------- -------- ------- ------- --------
   Total revenues    78,199        -  78,199   99,763      -    99,763
                    -------- ------- -------- ------- ------- --------
Branch expenses
 Salaries and
  benefits           21,568        -  21,568   23,310    (31)   23,279
 Provision for
  losses             14,623        -  14,623   20,680      -    20,680
 Occupancy           11,001        -  11,001   14,055 (1,558)   12,497
 Depreciation and
  amortization        2,491        -   2,491    2,436      -     2,436
 Other                7,019        -   7,019    7,306    (51)    7,255
                    -------- ------- -------- ------- ------- --------
   Total branch
    expenses         56,702        -  56,702   67,787 (1,640)   66,147
                    -------- ------- -------- ------- ------- --------
Branch gross profit  21,497        -  21,497   31,976  1,640    33,616

Regional expenses     6,116        -   6,116    6,236      -     6,236
Corporate expenses   10,147        -  10,147   11,392      -    11,392
Depreciation and
 amortization           638        -     638    1,049      -     1,049
Interest expense
 (income), net         (277)       -    (277)     170      -       170
Other expense, net      193        -     193    2,073 (1,824)      249
                    -------- ------- -------- ------- ------- --------
    Income before
     income taxes     4,680        -   4,680   11,056  3,464    14,520
Provision for
 income taxes         1,891        -   1,891    4,405  1,355     5,760
                    -------- ------- -------- ------- ------- --------
    Net income       $2,789       $-  $2,789   $6,651 $2,109    $8,760
                    ======== ======= ======== ======= ======= ========

Earnings per share:
  Basic               $0.14       $-   $0.14    $0.34  $0.11     $0.45
  Diluted             $0.13       $-   $0.13    $0.33  $0.11     $0.44


    (a) There were no adjustments related to the operations during the six months ended June 30, 2006.

    (b) These adjustments reflect the elimination of the costs and charges associated with the closing of 39 branches during first quarter 2007 and eight Oregon branches that QC will close during third quarter 2007, including $1.6 million for termination of operating leases and related occupancy costs, $1.8 million for the disposition of property and $82,000 for write-offs of deposits and severance to employees.


                       Non-GAAP Reconciliations
                           Adjusted EBITDA
                            (in thousands)
                             (Unaudited)

QC reports adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and charges related to stock options and restricted stock awards) as a financial measure that is not defined by U.S. generally accepted accounting principles ("GAAP"). QC believes that adjusted EBITDA is a useful performance metric for our investors and is a measure of operating and financial performance that is commonly reported and widely used by financial and industry analysts, investors and other interested parties because it eliminates significant non-cash charges to earnings. It is important to note that non-GAAP measures, such as adjusted EBITDA, should not be considered as alternative indicators of financial performance compared to net income or other financial statement data presented in the company's consolidated financial statements prepared pursuant to GAAP. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of net income to adjusted EBITDA:

                               Three Months Ended   Six Months Ended
                                    June 30,            June 30,
                                 2006      2007      2006      2007
                               --------- --------- --------- ---------

Net income                          $296    $3,269    $2,789    $6,651
  Provision for income taxes         257     2,159     1,891     4,405
  Depreciation and
   amortization                    1,562     1,762     3,129     3,485
  Interest expense                    28        75       101       258
  Stock option and restricted
   stock expense                     218       497       718     1,176
  Branch closing costs and
   charges (a)                         -       517         -     3,464
                               --------- --------- --------- ---------
Adjusted EBITDA                   $2,361    $8,279    $8,628   $19,439
                               ========= ========= ========= =========


    (a) For 2007, the adjusted EBITDA computation includes the costs and charges associated with eight Oregon branches QC will close in third quarter 2007 and 39 branch closings during the first quarter 2007 to provide a more comparable basis for evaluation.


                          QC Holdings, Inc.
                     Consolidated Balance Sheets
                            (in thousands)

                                          December 31,     June 30,
                                              2006           2007
                                          -------------  -------------
                 ASSETS                                   (Unaudited)
Current assets
  Cash and cash equivalents                     $23,446        $19,261
  Loans receivable, less allowance for
   losses of $2,982 at December 31, 2006
   and $3,721 at June 30, 2007                   66,018         63,363
  Prepaid expenses and other current
   assets                                         3,028          4,013
                                          -------------  -------------
    Total current assets                         92,492         86,637
Property and equipment, net                      31,311         28,432
Goodwill                                         14,492         15,756
Other assets, net                                 4,652          4,730
                                          -------------  -------------
    Total assets                               $142,947       $135,555
                                          =============  =============

  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable                                 $909           $634
  Accrued expenses and other liabilities         10,876         10,656
  Deferred revenue                                4,558          5,260
  Income taxes payable                              531
  Debt due within one year                       16,300         10,500
  Deferred income taxes                           1,742          1,086
                                          -------------  -------------
    Total current liabilities                    34,916         28,136
Non-current liabilities                             598            690
Deferred income taxes                             2,645          1,762
                                          -------------  -------------
    Total liabilities                            38,159         30,588

Commitments and contingencies
Stockholders' equity                            104,788        104,967
                                          -------------  -------------
    Total liabilities and stockholders'
     equity                                    $142,947       $135,555
                                          =============  =============


                          QC Holdings, Inc.
               Selected Statistical and Operating Data
   (in thousands, except Branch Data, Average Loan and Average Fee)

                               Three Months Ended   Six Months Ended
                                    June 30,            June 30,
                               ------------------- -------------------
                                 2006      2007      2006      2007
                               --------- --------- --------- ---------
                                    Unaudited           Unaudited
Branch Data:
  Number of branches,
   beginning of period              549       588       532       613
  De novo branches opened             9        10        27        22
  Acquired branches                             5                  13
  Branches closed                    (7)       (4)       (8)      (49)
                               --------- --------- --------- ---------
    Number of branches, end of
     period                         551       599       551       599
                               ========= ========= ========= =========

----------------------------------------------------------------------
Comparable Branch Data:
  Total number of comparable
   branches                         500       500       483       483
  Comparable branch revenue     $38,506   $46,154   $75,197   $88,269
    Percentage change                        20.0%               17.4%
  Comparable branch net
   revenues                     $29,256   $32,849   $61,105   $68,820
    Percentage change                        11.9%               12.6%

----------------------------------------------------------------------
Operating Data - Payday Loans:
  Loan volume                  $251,003  $298,042  $482,701  $577,094
  Average loan (principal plus
   fee)                          360.41    361.22    360.25    361.99
  Average fee                     53.21     51.94     53.03     52.11

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Loss Data:
  Allowance for loan losses:
    Balance, beginning of
     period                      $1,049    $1,770    $1,705    $2,982
    Adjustment to provision
     for losses based on
     evaluation of outstanding
     receivables (a)                731     1,951        75       739
                               --------- --------- --------- ---------
    Balance, period end          $1,780    $3,721    $1,780    $3,721
                               ========= ========= ========= =========

  Provision for losses:
    Charged-off to expense      $17,335   $23,358   $34,115   $44,404
    Recoveries                   (8,696)  (11,114)  (19,518)  (24,483)
    Adjustment to provision
     for losses based on
     evaluation of outstanding
     receivables (a)                741     1,961        26       759
                               --------- --------- --------- ---------
    Total provision for losses   $9,380   $14,205   $14,623   $20,680
                               ========= ========= ========= =========

  Provision for losses as a
   percentage of revenues          23.6%     27.7%     18.7%     20.7%
  Provision for losses as a
   percentage of loan volume
   (all products)                   3.6%      4.5%      2.9%      3.4%

    (a) Amounts differ due to the inclusion of changes in the credit services organization liability in the provision for losses table.


    CONTACT: QC Holdings, Inc.
             Investor Relations Contact:
             Douglas E. Nickerson, 913-234-5154
             Chief Financial Officer
             or
             Media Contact:
             Tom Linafelt, 913-234-5237
             Director - Corporate Communications